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                                                                      Exhibit 10

                          MANAGEMENT INCENTIVE PROGRAM

As indicated earlier, Bowmar believes in a "superior pay for superior performance" philosophy. Consequently, its incentive bonus plans are designed to provide an attractive incentive for employees to deliver superior results.

Although each plan will follow the same general principles, incentive plans may be tailored to the circumstances and economics of a division. Corporate and division personnel will each have separate plans. Each plan will be based on the philosophy of funding a bonus pool from earnings in excess of a calculated minimum earnings requirement (MER). Senior managers in each division and at Corporate will participate in the Senior Management pool which will be distributed based primarily on their specific contribution to the success of the operating unit generally determined by results measured against their individual performance objectives.

The Company has not placed any arbitrary ceiling on individual incentive payments. All Senior managers will be kept apprised of the Company's policies with respect to management incentives. They should clearly understand that such plans are subject to specific Board approval as to adoption, terms and conditions, modifications, continuance, accrual of incentive funds, and the amount and timing of individual awards. Every effort will be made to maintain equity and to adjust for any important windfalls or penalties which may materially impact available funds or a particular person's contributions.
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         A detailed description of the bonus plan operation follows.

1)       Bonus Plan Basics

         a) The bonus plan outline and the specific bonus plan for each division is subject to the approval of the Compensation Committee of the Board and is subject to change annually.

         b) A targeted earnings level will be established annually for each division based on return on sales results for the industry most closely related to that division.

         c) Since we report earnings on a pre-tax, pre-bonus basis we convert the above after tax target to a pre-tax, pre-bonus division performance earnings target.

         d) A Minimum Earnings Requirement (MER) will then be established for each division. Once the MER has been met the bonus pool will begin to build. The MER is defined as 50% of the Division Performance Earnings Target.

         e) In a turnaround where new management is in place the President of Bowmar may, with the concurrence of the Compensation Committee, authorize a "Turnaround Adjustment." The Turnaround Adjustment amount will be added to the Division's Actual Performance Earnings for purposes of calculating bonus pools.

2)       Calculation of the Basic Bonus Pool

         a) The Minimum Earnings Requirement must be met before money is accrued into the bonus pool.
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         b)   Since the MER is stated as a percent of sales, an increase in sales will result in a corresponding increase in MER.

         c) A portion of all earnings in excess of the MER will accrue into the Basic Bonus Pool.

         d) The rate at which money is accrued into the bonus pool will double for Actual Division Performance Earnings in excess of the Division Target.

         e) The rates at which the Bonus Pool accrues in c) and d) above will be established by the President of Bowmar with the concurrence of the Compensation Committee.

3)       Eligibility

         a) The bonus plan covers all permanent division employees, both full and part time who were employed as of the end of the third fiscal quarter of the fiscal year.

         b) Since bonuses are stated as a percent of earnings, part-time and new employees are automatically pro-rated.

         c) To be eligible for a bonus distribution an employee must be employed on the day bonuses are distributed.

4)       Allocation of the Basic Bonus Pool

         a) The Basic Bonus Pool will be split into two bonus pools: the General Bonus Pool and the Senior Management Bonus Pool

              i)   The split between the General Bonus Pool and the Senior
                   Management Bonus Pool will be determined by Bowmar's President with the concurrence of the Compensation Committee.
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             ii)   The split in i) above will be based upon the principles
                   outlined in the section of this policy entitled "Corporate Compensation Principles."

         b)   The General Bonus Pool

              i)   All Non-Senior Management employees eligible as defined in
                   3)a) above will share in this pool.

             ii) The actual bonus payment will be based on the salaries paid to the participating employees.

            iii) The individual allocation to each employee is based on their salary paid during the fiscal year as a percent of total salaries paid during the fiscal year to employees participating in the General Bonus Pool.

         c)   The Senior Management Bonus Pool

              i) The Senior Management employees who are eligible are generally employees who report directly to the Division President or are in a role critical to the success of the Division.

             ii) A list of those considered eligible to participate in the Senior Management Bonus Pool will be prepared by the Division President and will be approved by Bowmar's President.

            iii) As employees are promoted, hired, leave the company, etc., this list will be updated.

             iv) The individual allocation of the Senior Management Pool will be divided into two parts:
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                   (a)  One third of the pool will be distributed to those on the list above based on their salary paid during the fiscal year as a percent of total salaries paid during the fiscal year to all employees on the Senior Management list.

                   (b) Two thirds of the pool will be based on each senior manager's performance against an agreed upon set of objectives (which will not include a goal for meeting the profit target since that performance is rewarded in
                        (a) above.

                   (c) The methodology for allocating the performance-based bonus above will be agreed upon in writing between the Division President and the President of Bowmar Instrument Corporation.

                   (d) If less than 100% of the Senior Management Bonus Pool is allocated then the Division President, with the prior approval of the President of Bowmar Instrument Corporation, may use such funds to reward other key contributors outside the Senior Management group.

5)  Corporate Bonus Plan

         The same basic structure that is used at operating units will apply to the bonus plan for corporate office employees.

         The difference will be in the determination of targets. A blend of the divisions targets will be applied along with any turnaround adjustments granted to individual divisions.
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         For example, if two divisions had the following sales levels and targeted returns on sales:

                           Targeted                                 Weighted
                           Sales             Return on Sales         Target
                           -----             ---------------        --------

Division A                 10,000,000             5.00%               1.67%

Division B                 20,000,000             6.00%               4.00%
                           ----------                                 ----
                           30,000,000                                 5.67%
                           ==========                                 ====

         Then Corporate would have an after tax target of 5.67%.

         This target would then be converted to a pre-tax, pre-bonus target. (assuming a 40% tax rate and a pre-tax bonus of 7% of earnings, the adjusted corporate target would be: 5.67 divided by 60 = 9.3% divided by .93 = 10.0%). Corporate's pre-tax, pre-bonus target would be 10.0%.

         A General Pool will be created and will be split into Base and Senior Management Pools. The Compensation Committee of the Board will determine to what extent and how to split the Senior Management Pool with input from the CEO as regards Corporate Managers reporting to him.